EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Neal S. Cohen and Elizabeth K. Lanier, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of US Airways, Inc. for the fiscal year ended December 31, 2003, and any and all amendments thereto, and other documents in connection therewith and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc., granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This 10th day of March, 2004.

/s/ David G. Bronner David G. Bronner Chairman of the Board

/s/ Rono J. Dutta Rono J. Dutta Director

/s/ Cheryl G. Gordon Cheryl G. Gordon Director

/s/ Bruce R. Lakefield Bruce R. Lakefield
Director

/s/ John A. McKenna, Jr. John A. McKenna, Jr. Director

/s/ Hans Mirka Hans Mirka Director

/s/ William D. Pollock William D. Pollock Director

/s/ Raymond W. Smith Raymond W. Smith Director

/s/ William T. Stephens William T. Stephens Director